Exhibit 2.1

Real Estate Sales Contract

This Real Estate Sales Contract (“Contract”) to buy and sell real property is between Seller and Buyer as identified below and is effective on the date (“Effective Date”) as defined herein below.

Seller:		Vista International Technologies, Inc. (“Vista”)
	Address:	88 Inverness Circle East, Suite N-103
Englewood, Colorado 80112
	Phone:	(972) 991-2422
	Fax:	(972) 991-5168
E-mail:

With a Copy to:		Park Seventeen
	Attention:	Phil Rosenfeld, Vice President
	Address:	1717 McKinney Avenue, Suite 900
Dallas, Texas 75202
	Phone:	(214) 692-1100
	Fax:	(214-692-7600
E-mail:

Buyer:		Brown Family Lewisville Railroad Family First, L.P.
	Attention:	Mason Brown
	Address:	5900 Willow Lane
Dallas, Texas 75230
	Phone:	(214) 802-0083 or (972) 233-8936
	Fax:	(972) 243-4353
	E-mail:	MASO1N@sbcglobal.net

With a Copy to:		Canterbury, Elder, Gooch, Surratt, Shapiro & Stein, P.C.
	Attention:	Patricia L. Stein, Esq.
	Address:	5005 LBJ Freeway, Suite 1000
Dallas, Texas 75244
	Phone:	(972) 239-7493
	Fax:	(972) 458-2554
	E-mail:	pstein@canterburylaw.com

With a Copy to:		Atlas Advisors Commercial Real Estate
	Attention:	Scott Gregory, President
	Address:	13721 Omega
Farmers Branch, Texas 75244

Phone:
Fax:
E-mail:

Property:		The real property consisting of approximately 26.8 acres located at 1323

Fulghum Road, Dallas, Dallas County, Texas and more particularly described on Exhibit A, attached hereto and incorporated herein by reference.

Title Company:	Chicago Title Company
Attention:	Dan Lorimer
Address:	2001 Bryan Tower, 17th Floor
Dallas, Texas 75201
Phone:	214-303-5300
Fax:	214-3965-1621
E-mail:	dlorimer@ctt.com

Purchase Price:	One Million Three Hundred Forty Eight Thousand One Hundred Twenty Five and No/l00 Dollars ($1,348,125.00) payable at Closing in immediately available funds.

Earnest Money:	Twenty-Five Thousand and No/100 Dollars ($25,000.00) and any interest earned thereon.

County for Performance:	Dallas, Texas

Effective Date:	The date on which the Title Company certifies that the Earnest Money has been delivered after all parties, including the Title Company have executed this Contract.

Expiration of Offer To Accept:	The offer to accept this Contract shall expire at 5:00 pm on February 28, 2011.

A.           Deadlines, Definitions and Other Dates

All deadlines in this Contract expire at 5:00 p.m. local time where the Property is located. If a deadline falls on a Saturday, Sunday, or national holiday, the deadline will be extended to the next day that is not a Saturday, Sunday, or national holiday. A national holiday is a holiday designated by the federal government. Time is of the essence.

1.                 Earnest Money Deadline: three (3) days after the execution of this Contract by the later of Seller or Buyer to sign.

2.                 Delivery of Title Commitment: ten (10) days after the Effective Date.

3.                 Delivery of Survey: ten (10) days after the Effective Date.

4.                 Delivery of Seller’s Submission Matters as specified in Section E. 1 herein: ten (10) days after the Effective Date, including environmental permits, assessments and related documents.

5.                 Delivery of legible copies of instruments referenced in the Title Commitment, Survey: twenty (20) days after the Effective Date.

6.                 Delivery of documents as specified in Section E. 2., related to the environmental matters associated with the Property: ten (10) days after the Effective Date.

7.                 Written notice of termination of Contract by Buyer following review of: the earlier of (a) the end of the Feasibility Period or (b) fifteen (15) days after delivery of Environmental Matters.

8.                 Delivery of Title Objections: twenty (20) days after receipt of the Title Commitment or Survey, whichever is later.

9.                  Delivery of Seller’s Cure Notice:  ten (10) days from receipt of Buyer’s written notice of Title Objections.

10.               Written notice of termination of Contract by Buyer following Title Objections Not being cured: the earlier of (a) the end of the Feasibility Period, or (b) five (5) days after the deadline for Seller’s Cure Notice.

11.               Written notice of termination of Contract by Buyer following review of Seller’s Submission Matters, the earlier of (a) the end of the Feasibility Period or (b) fifteen (15) days after delivery of Seller’ Documents.

12.               End of Feasibility Period:  sixty days (60) days after the Effective Date.

13.               Closing Date: on a date mutually agreed upon by Buyer and Seller; provided, in no event shall the Closing occur after the fifteenth (15th) day after the end of the Feasibility Period.

B.           Exhibits

The following are attached to and are a part of this contract:

Exhibit A – Description of the Land
Exhibit B – Special Warranty Deed
Exhibit C – Non-Foreign Affidavit
Exhibit D – Mandatory Arbitration Provision

C.           Purchase and Sale of Property

Subject to the terms and conditions of this Contract, Seller agrees to sell, and Buyer agrees to buy the Property. The promises by Buyer and Seller stated in this Contract are the consideration for the formation of this contract.

D.           Deposit of Earnest Money; Interest on Earnest Money; Demand for Earnest Money

On or prior to the Earnest Money Deadline, as a condition to the obligations of Seller and a covenant of Buyer, Buyer shall deposit the Earnest Money with the Title Company in Current Funds. Buyer shall direct Title Company to invest the Earnest Money in an interest-bearing account in a federally insured financial institution by giving written notice to Title Company and satisfying Title Company’s requirements for same. The Title Company shall pay the Earnest Money to Seller at and upon the Closing as a credit to the Purchase Price, or otherwise, to the party entitled to receive the Earnest Money in accordance with this Contract. The parties shall execute such certificates and other written confirmations as the Title Company may reasonably require with regard to the disposition of the Earnest Money in accordance with this Contract. As used in this Contract, the term “Current Funds” shall mean wire transfers, certified funds or a cashier’s check in a form acceptable to the Title Company that would permit the Title Company to immediately disburse such funds.  In the event Buyer fails to deposit the Earnest Money with the Title Company as herein provided, Seller may, at its option, terminate this Contract, in which event neither Seller nor Buyer shall have any further rights, duties or obligations hereunder except for provisions of this Contract which expressly survive the termination of this Contract.  If for any reason the Closing does not occur and either party makes a written demand upon the Title Company for payment of the Earnest Money, the Title Company shall give written notice to the other party of such demand.  The Title Company shall continue to hold such amount until otherwise directed by written instructions from both parties to this Contract or a final judgment of a court of competent jurisdiction which is not subject to further appeal.  The parties acknowledge that the Title Company is acting solely as a stakeholder at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties, except as expressly set forth herein, and that the Title Company shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Contract or of any escrow agreement or involving gross negligence.  The Title Company joins in the execution of this Contract solely for the purpose of acknowledging receipt of the Earnest Money and its agreement to hold the same pursuant to the terms hereof.

E.           Due Diligence; Feasibility Period

1.           Review of Seller’s Records. Within ten (10) days following the Effective Date of this Contract, Seller shall provide Buyer with copies of documents related to the Property to the extent such documents are in Seller’s possession or available to Seller, including all environmental assessments, permits and related documents (the “Submission Matters”).

2.           Environmental Matters.  Seller shall deliver all Environmental Matters in its possession, available to Seller covering the Property within fifteen days (15) days after the Effective Date (the “Environmental Matters”).

a.           If Buyer determines, in such party’s sole judgment and discretion, that any information regarding the Property’s condition disclosed in the Environmental Matters renders the Property unsuitable for purchase, Buyer shall give Seller written notice of such determination on or before the date that is the earlier of (a) the end of the Feasibility Period or (b) fifteen (15) days after the delivery of the Environmental Matters.  If such notice is timely and properly given, this Contract shall terminate and the Title Company shall deliver $100.00 of the Earnest Money to the Seller (as independent consideration for the inspection and review rights granted to Buyer during the Feasibility Period) and shall refund the balance of the Earnest Money to Buyer, and both parties shall be released from all further obligations under this Contract except those that expressly survive termination.

3.            Feasibility Period. During the period commencing on the Effective Date and expiring 5:00 pm Central Standard Time, sixty (60) days after the Effective Date of this Contract (the “Feasibility Period”), Buyer shall have the right to investigate and inspect the Property to determine whether or not the Property is suitable for Buyer’s intended use. Among the factors to be considered by Buyer are ability to use the Property for its intended purposes and any or all other matters which Buyer may deem relevant in its sole and absolute discretion.  If Buyer determines in its sole discretion that the Property is not suitable for Buyer’s intended use or is otherwise unacceptable to Buyer, Buyer shall give Seller written notice of such fact on or before the end of the Feasibility Period. If such notice from Buyer is timely and properly given, this Contract shall terminate and the Title Company shall deliver $100.00 of the Earnest Money to Seller (as independent consideration for the inspection and review rights granted to Buyer during the Feasibility Period) and shall refund the balance of the Earnest Money to Buyer, and both parties shall be released from all further obligations under this Contract except those that expressly survive termination. If Buyer does not timely and properly send the written notice to Seller, then it shall be deemed that the Property is suitable for Buyer’s intended use, and this Contract shall not terminate.

4.           Inspection. Subject to Section E (5) below, during the Feasibility Period, Buyer at its sole cost and expense, shall have the continuing right (within 24 hours prior notice to Seller) to inspect the Property and to conduct tests (including sampling and invasive testing) during normal business hours as it may deem reasonably necessary or appropriate to determine if there are any environmental or other matters of concern to Buyer. Buyer and its agents shall have the right of reasonable access to the Property for the purpose of making such inspections and conducting such tests during normal business hours and upon prior notice to Seller. All inspection fees, appraisal fees, engineering fees and other expenses incurred by Buyer relating to the inspection and testing of the Property will be solely Buyer’s expense. Seller reserves the right to have a representative present at the time of any inspection or test. Notwithstanding the foregoing, (a) prior to the expiration of the Feasibility Period, Buyer shall restore the Property to the condition which existed prior to Buyer’s entry thereon and investigation thereof to the extent the condition of the Property was affected by or as a result of the actions of Buyer or its agents, contractors or representatives, (b) Buyer shall not interfere with, interrupt or disrupt the operation of Seller’s business on the Property, (c) in the event the transaction contemplated by this Contract does not close for any reason, Buyer shall deliver to Seller copies of all tests, reports and inspections conducted by Buyer with respect to the Property, so long as Seller pays for all of Buyer’s direct costs associated therewith, (d) Buyer shall not permit any construction, mechanic’s or materialman’s liens or any other liens to attach to the Property or any portion thereof by reason of the performance of any work or the purchase of any materials by Buyer or any other party in connection with any studies or tests conducted pursuant to this Section E(4), (e) Buyer shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property or other property of Seller or other persons.  This Contract, the terms and conditions of this Contract, and all information made available by Seller to Buyer, or by Buyer to Seller, in accordance with this Contract or obtained by Buyer or Seller in the course of Buyer’s investigations shall be treated as confidential information by Buyer and Seller, and, prior to the purchase of the Property by Buyer, Buyer and Seller shall prevent its agents and employees from divulging such information to any third parties except as reasonably necessary to third parties engaged by Buyer or Seller for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract, including Buyer’s and Seller’s attorneys and representatives, prospective lenders and engineers; provided, that there shall be no limitation on any party hereto regarding the disclosure by such party to any other person or entity of the tax treatment or tax structure of the transactions described herein.

5.           Buyer’s and Seller’s Indemnity. Each party will indemnify, defend, and hold the other harmless for, from any  claims, liabilities, causes of action, damages, liens, losses and expenses (including reasonable attorneys’ fees and costs) incident to, resulting from or in any way arising out of any of the other party’s, or their agents’, contractors’ or representatives’ activities on the Property (including, without limitation, any tests or inspections conducted by Buyer or its agents, contractors or representatives on the Property) or from Buyer’s or Seller’s breach of its obligations or agreements under Section E(3) or (4).  Buyer’s and Seller’s indemnity obligations contained in this Section E(5) shall survive the Closing and not be merged therein and shall also survive any termination of this Contract and Closing.

F.           Title and Survey

1.           Title Commitment; Title Policy. “Title Commitment” means a Commitment for Issuance of an Owner Policy of Title Insurance by Title Company, as agent for the underwriter, stating the condition of title to the Land. “Title Policy” means an Owner Policy of Title Insurance issued by Title Company, as agent for the underwriter, in conformity with the last Title Commitment delivered to and approved by Buyer.

2.           Survey. “Survey” means an on-the-ground, staked plat of survey and metes-and-bounds description of the Land, prepared by a surveyor satisfactory to Buyer and Title Company, dated after the Effective Date, and certified to comply with the current standards and specifications as published by the Texas Society of Professional Surveyors for the Survey. Within ten (10) days following the Effective Date of this Contract, Buyer shall, at its sole cost and expense, obtain and deliver to the Title Company the Survey, prepared by a surveyor approved by Buyer, and addressed to Buyer, Seller and the Title Company.

3.           Delivery of Title Commitment and Legible Copies. Within ten (10) days following the Effective Date of this Contract, Seller, at Seller’s sole cost and expense, shall deliver or cause to be delivered to Buyer a Title Commitment. The Title Commitment shall set forth the current status of title to the Property and shall show all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions, and any other matters of record affecting the Property and shall commit to issue to Buyer the Title Policy (defined in Section J(7) herein below). The Title Company shall furnish a true, complete, and legible copy of all documents referred to in the Title Commitment, including, but not limited to, deeds, lien instruments, plats, reservations, restrictions, and easements within ten (10) days after the Effective Date of this Contract.

4.           Title Objections. Buyer shall have until the end of twenty (20) days after the date of receipt of the Title Commitment or Survey, whichever is later (“Title Objection Deadline”), to examine the Survey, the Title Commitment, and legible copies of the title instruments referenced in them and notify Seller of Buyer’s objections to any of them in writing (“Title Objections”). Buyer will be deemed to have approved all matters reflected by the Survey, Title Commitment and title instruments referenced in them to which Buyer has made no Title Objection by the Title Objection Deadline. The matters that Buyer either approves or is deemed to have approved shall be deemed to be permitted exceptions to the status of Seller’s title together with (a) taxes and assessments for the year in which Closing occurs and subsequent years; (b) liens and encumbrances arising after the date hereof to which Buyer consents in writing; (c) building, zoning and subdivision laws and ordinances, and local, state and federal laws, rules and regulations; and (d) any title exceptions arising out of the acts of Buyer, and all of such encumbrances, exceptions or other matters, together with such other matters included pursuant to other provisions of this Contract, shall be referred to as the “Permitted Exceptions.” If Buyer properly and timely notifies Seller of any Title Objections by the Title Objection Deadline, Seller has ten (10) days from receipt of Buyer’s written notice to notify Buyer whether Seller agrees, at Seller’s option and sole discretion but without any obligation to do so, to cure the Title Objections before Closing (“Cure Notice”).  If Seller does not timely give its Cure Notice or timely gives its Cure Notice but does not agree to cure all the Title Objections before Closing, Buyer may, at its option within ten (10) days after the deadline for the giving of Seller’s Cure Notice, notify Seller in writing and either (i) accept such title as Seller can deliver and Buyer will proceed to Closing, and all exceptions to title set forth in the Title Commitment and Survey which are not removed shall be deemed to be Permitted Exceptions subject to Seller’s obligations to resolve the items listed in Schedule C of the Title Commitment and cure only the Title Objections that Seller has agreed to cure in the Cure Notice, if any, or (ii) terminate this Contract and the Title Company shall deliver $100.00 of the Earnest Money to Seller (as independent consideration for the inspection and review rights granted to Buyer) and shall refund the balance of the Earnest Money to Buyer, and both parties shall be released from all further obligations under this Contract except those that expressly survive termination. In the event Buyer fails to notify Seller, within such ten (10) day period, that Buyer has elected to proceed under either subpart (i) or (ii) of the immediately preceding sentence, Buyer shall be deemed to have elected to proceed under subpart (ii), and this Contract shall terminate.  If Seller notifies Buyer that it elects to cure any such Title Objections in the Cure Notice but is unable to cure same by Closing, then Buyer may, at its option, either (x) accept such title as Seller can deliver in which case the parties shall proceed with Closing and all exceptions to title set forth in the Title Commitment and Survey which are not removed shall be deemed to be Permitted Exceptions, or (y) terminate this Contract by notice in writing to Seller at Closing, in which event the Title Company shall return the Earnest Money to Buyer and neither party shall have any further rights, duties or obligations hereunder except for provisions of this Contract which expressly survive termination of this Contract.

G.           Seller’s Representations to Buyer

Seller represents to Buyer that the following are true and correct as of the Effective Date and will be true and correct on the Closing Date.

1.           Litigation. To Seller’s actual knowledge, no litigation is pending or threatened in writing against Seller that might affect the Property or Seller’s ability to perform its obligations under this Contract.

2.           Violation of Laws. Seller has not violated any law, ordinance, regulation, or requirements adversely affecting the Property or Seller’s use of the Property.

3.           Licenses, Permits, and Approvals. Seller has no actual knowledge that any license, permit, or approval necessary to operate the Property in the manner in which it is currently operated will not be renewed on expiration or that any material condition, other than payment of required fees, will be imposed in order to obtain their renewal.

4.           Condemnation; Zoning; Land Use; Hazardous Materials. There are no condemnation, zoning, or land-use proceedings adversely affecting the Property and Seller has not received written notice of any inquiries or notices by any governmental authority or third party with respect to the presence of hazardous materials on the Property or the migration of hazardous materials from the Property which is in violation of applicable environmental laws.

5.           No Other Obligation to Sell the Property or Restriction against Selling the Property. Seller has not currently entered into any written agreement to sell the Property to any party other than Buyer. Subject to receipt of all required corporate and governmental approval and/or consent as set forth in Section L.2 of this Agreement, Seller’s performance of this Contract will not cause a breach of any other agreement or obligation to which Seller is a party or to which it is bound which would inhibit Seller’s ability to perform its obligations under this Contract. However, this provision shall not preclude Seller from accepting back up contracts, provided such contracts are clearly subject and subordinate to this Contract.

6.           No Liens. On the Closing Date, the Property will be free and clear of all mechanic’s and materialman’s liens and other liens and encumbrances of any nature except the Permitted Exceptions, and no work or materials will have been furnished to the Property by or on behalf of Seller that might give rise to mechanic’s, materialman’s, or other liens against the Property other than work or materials to which Buyer has given its consent or which has been paid in full and for which lien releases have been delivered at Closing.

7.           Environmental Warranty. Seller warrants and represents that it has not disposed, on or beneath the Property (or in any parcel in proximity thereto), of any hazardous substances or materials which are categorized as hazardous or toxic under any local, state or federal law, statute, ordinance, rule or regulation pertaining to environmental or substance regulations, contamination, cleanup or disclosure (including without limitation, asbestos). Seller agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on the portion of the Property occupied by Seller pursuant to the Lease Agreement be required after the date of Closing, such clean-up, removal or remediation shall be the responsibility of and shall be performed at the sole cost and expense of Seller.

8.           Reliance on Documents.  Seller represents and warrants the completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby.

9.Survival of Representations and Warranties.  The representations and warranties of Seller and Buyer set forth herein shall survive the Closing.

H.           Condition of the Property until Closing; Cooperation

1.            Condemnation. In the event of any threatened, contemplated, commenced or consummated proceedings in eminent domain prior to Closing (notice of which promptly shall be given to Buyer by Seller) respecting a substantial portion of the Property, Buyer may, at its option, by written notice to Seller given within twenty (20) days after Buyer is notified of such actual or possible proceedings (but before Closing): (1) unilaterally terminate this Contract and the Earnest Money (less $100) shall be immediately returned to Buyer; or (2) proceed under this Contract, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the right during the pendency of this Contract to assist in the negotiations with the condemning authority in respect of such matter but there shall be no reduction in the Purchase Price. As used in this Section H, “substantial portion of the Property” shall be deemed to be any portion of the Property with either a fair market value or replacement cost in an amount that exceeds twenty percent (20%) of the Purchase Price.  Notwithstanding anything to the contrary contained in Section H (1), if Buyer has not timely elected to terminate in accordance with Section H (1), and if the proceeds payable with respect to the Property as a result of condemnation exceed the Purchase Price for the Property, the portion of such proceeds in excess of the Purchase Price shall be paid to Seller (in addition to the Purchase Price) at the Closing.  The foregoing provision shall survive the Closing.  In the event that less than a substantial portion of the Property is condemned, taken by eminent domain, conveyed by deed in lieu thereof or is the subject of a condemnation proceeding, neither party shall have the right to terminate this Contract and the Closing shall occur with no reduction of the Purchase Price, and any award or payment made therefor shall be paid as provided in this Section H (1).

2.           Casualty Damage. In the event that all or a substantial portion of the Property shall be damaged or destroyed by fire or other casualty prior to Closing, either party may terminate this Contract by written notice thereof to the other party within ten (10) days after such party is notified of the casualty.  Upon termination of this Contract as provided in this Section H(2), all rights, duties and obligations hereunder shall cease and be of no further force or effect (except with respect to the provisions hereof which expressly survive the termination of this Contract).  If neither party terminates this Contract as aforesaid, then both parties shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Buyer shall have the rights set forth herein with respect to the Property and there shall be no reduction in the Purchase Price.  In the event less than a substantial portion of a Property shall be damaged or destroyed by fire or other casualty prior to Closing, then the parties shall proceed in accordance with the third sentence in this H(2).

3.           Claims; Hearings. Seller will notify Buyer promptly upon receipt of written notice of any material claim or administrative hearing that is threatened, filed, or initiated in writing before Closing that involves or directly affects the Property.

4.           Cooperation. Seller will cooperate with Buyer (a) before and after Closing, to transfer the applications, permits (other than the permit for scrap tire shredding, processing and/or storage which shall be retained by Seller), and licenses held by Seller and used in the operation of the Property and to obtain any consents necessary for Buyer to operate the Property after Closing and (b) before Closing, with any reasonable evaluation, inspection, audit, or study of the Property prepared by, for, or at the request of Buyer.

I.           Termination

1.           Disposition of Earnest Money after Termination

a.
To Buyer. If Buyer terminates this Contract in accordance with any of Buyer’s rights to terminate, Seller will, within five days after receipt of Buyer’s termination notice, authorize Title Company to deliver the Earnest Money to Buyer, less $100, which will be paid to Seller as consideration for the right granted by Seller to Buyer to terminate this contract.

b.
To Seller. If Seller terminates this Contract in accordance with any of Seller’s rights to terminate, Buyer will, within five days after receipt of Seller’s termination notice, authorize Title Company to pay and deliver the Earnest Money to Seller.

2.           Duties after Termination. If this Contract is terminated, Buyer will promptly return to Seller all documents relating to the Property that Seller has delivered to Buyer and all copies that Buyer has made of the documents. After return of the documents and copies, neither party will have further duties or obligations to the other under this contract, except for those obligations that cannot be or were not performed before termination of this Contract and those obligations that survive termination under the express terms of this contract.

J.           Closing

1.           Closing. Provided the terms and conditions set forth in this Contract have been fulfilled, this transaction will close at Title Company’s offices on a date mutually agreed upon by Buyer and Seller; provided, in no event shall the Closing occur after the fifteenth (15th) day after the end of the Feasibility Period (“Closing Date”).  The documents required hereunder to be delivered at Closing shall be delivered by Seller and Buyer into escrow with the Title Company, which shall record and/or deliver all documents deposited into escrow hereunder upon unconditional payment of the Purchase Price to the Title Company and shall remit the Purchase Price to Seller simultaneously with the delivery of all documents deposited into escrow hereunder.

2.           Seller’s Deliveries at Closing. At the Closing, Seller shall deliver to the Title Company each of the following documents:

a.
Deed. A special warranty deed in the form attached hereto as Exhibit B, executed and acknowledged by Seller, conveying to Buyer fee simple title to the Property in its “as is” and “where is” condition with all faults, subject only to the Permitted Exceptions, warranty of title, and further warranties set forth herein (“Deed”).

b.
FIRPTA. A Non-Foreign Affidavit for purposes of compliance with Section 1445 (b)(2) of the Internal Revenue Code of 1986, as amended, and the regulations adopted thereunder in the form attached hereto as Exhibit C.

c.	Additional Documents. Any additional documentation that the Title Company may reasonably require for the proper consummation of the transaction contemplated

3.           Buyer’s Deliveries at Closing. At the Closing, Buyer shall deliver to the Title Company each of the following documents:

a.
Payment of Purchase Price. Buyer will deliver the Purchase Price and other amounts that Buyer is obligated to pay under this contract to Title Company in Current Funds acceptable to Title Company. If Closing occurs, the Earnest Money will be applied to the Purchase Price.

b.
If the Buyer is a corporation, partnership or other entity, a certificate from an officer of Buyer, or the general partner of Buyer, evidencing that the person or persons executing this Contract and the closing documents on behalf of Buyer have full right, power and authority to do so, and attaching the articles of incorporation and bylaws (or other appropriate organizational documents) of Buyer and appropriate resolutions authorizing this Contract and the transactions contemplated hereunder; and

c.	Other items reasonably requested by the Title Company for the acquisition of the Property in accordance with this Contract or for administrative requirements for consummating the Closing.

4.           Disbursement of Funds; Recording; Copies. Title Company will be instructed to disburse the Purchase Price and other funds in accordance with this contract, record the Deed and the other Closing Documents directed to be recorded, and distribute documents and copies in accordance with the parties’ written instructions.

5.           Possession. Upon delivery of the documents referenced above in Section J and payment to Seller of the Purchase Price, Seller will deliver possession of the Property to Buyer, subject to the Permitted Exceptions existing at Closing.

6.           Transaction Costs

a.
Seller’s Costs. If, and only if, Closing occurs Seller shall pay the basic charge for the Title Policy; one-half of the escrow fee charged by Title Company; the costs to prepare the Deed and survey; the costs to obtain, deliver, and record releases of all liens to be released at Closing; the costs to record all documents to cure Title Objections agreed to be cured by Seller; Title Company’s inspection fee to delete from the Title Policy the customary exception for parties in possession, and certificates or reports of ad valorem taxes; the costs to deliver copies of the instruments required under this Contract.

b.
Buyer’s Costs. Buyer will pay one-half of the escrow fee charged by Title Company; the costs to obtain, deliver, and record all documents other than those to be recorded at Seller’s expense; the additional premium for the “survey/area and boundary deletion” in the Title Policy, if the deletion is requested by Buyer; the costs of any endorsements to the Title Commitment or Title Policy; the costs of work required by Buyer to have the survey reflect matters other than those required under this Contract; Buyer’s expenses and attorney’s fees; and, the cost of the Survey.

c.
Ad Valorem Taxes. Ad valorem taxes for the Property for the calendar year of Closing will be prorated between Buyer and Seller as of the Closing Date. Seller being charged and credited for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date) and Buyer being responsible for, and credited or charged, as the case may be, for all of same attributable to the period on and after the Closing Date. All real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  In connection with the proration of real property taxes or installments of assessments, such proration shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year for the figures which are unavailable for the year of Closing.  The proration shall be final and unadjustable.  The provisions of this Section J (6)(c) shall survive the Closing.  If the Property has been the subject of special valuation and reduced tax assessments pursuant to the provisions of chapter 23, subchapter D, of the Texas Tax Code with respect to any period before the Closing and additional taxes are assessed pursuant to section 23.55 thereof, the following will apply:

(1)	If Seller changes the use of the Property before Closing, resulting in the assessment of additional taxes for periods before Closing, Seller will pay the additional taxes.

(2)	If this sale or Buyer’s use of the Property results in the assessment of additional taxes for periods before Closing, Buyer will pay the additional taxes.

d.
Brokers’ Commissions. Seller and Buyer each represent to the other that each has had dealings with any broker, finder or other party concerning the purchase of the Property other than Park Seventeen and John Gregory (the “Brokers”).  Seller shall be solely responsible for the payment of a commission to John Gregory at Closing in an amount equal to three percent (3%) of the Purchase Price up to $1 Million and one and one-half percent (1 ½%) of the Purchase Price over $1 Million. Brokers’ right to receive a commission or any other amount with respect to this Contract or the Property is expressly conditioned upon Closing the sale of the Property and Seller’s receipt of the Purchase Price under this Contract.  Buyer and Seller each agree to indemnify, defend and hold the other harmless for, from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) arising out of or paid or incurred by such party by reason of any claim to any broker’s, finder’s or other fee in connection with this transaction by any party claiming by, through or under such party.

7.           Issuance of Title Policy. Seller will cause Title Company to issue, at Seller’s expense, the Title Policy to Buyer as soon as practicable after Closing, dated the date and time of the recording of the Deed in the amount of the Purchase Price, insuring fee simple title to the Property, subject only to the Permitted Exceptions (the “Title Policy”).

K.           Default and Remedies

1.           Seller’s Default. If Seller fails to perform any of its obligations under this Contract or if any of Seller’s material representations are not true and correct as of the Effective Date or on the Closing Date (“Seller’s Default”), Buyer may elect either of the following as its sole and exclusive remedy:

a.
Termination. Buyer may terminate this Contract by giving written notice to Seller on or before the Closing Date in which event neither party shall have any further rights, duties or obligations hereunder except with respect to the provisions of this Contract which expressly survive the termination hereof and have the Earnest Money, less $100 as described above, returned to Buyer as liquidated damages (Seller and Buyer hereby acknowledging that the amount of damages in the event of Seller’s Default is difficult or impossible to ascertain but that such amount is a fair estimate of such damages).

b.
Specific Performance. Buyer may enforce specific performance of Seller’s obligations under this Contract. If title to the Property is awarded to Buyer, the conveyance will be subject to the matters stated in the Title Commitment.

c.
In no event shall Seller be liable to Buyer for any damages, including, without limitation, any actual, punitive, speculative or consequential damages or damages for loss of opportunity or lost profit, in the event of Seller’s Default hereunder.

2.           Buyer’s Default. If Buyer fails to perform any of its obligations under this Contract or if any of Buyer’s material representations are not true and correct as of the Effective Date or on the Closing Date (“Buyer’s Default”), Seller may elect either of the following as its sole and exclusive remedy:

a.
Termination. Seller may terminate this Contract by giving written notice to Buyer on or before the Closing Date in which event neither party shall have any further rights, duties or obligations hereunder except with respect to the provisions of this Contract which expressly survive the termination hereof and have the Earnest Money paid to Seller as liquidated damages (Seller and Buyer hereby acknowledging that the amount of damages in the event of Buyer’s Default is difficult or impossible to ascertain but that such amount is a fair estimate of such damages).  Notwithstanding the foregoing, nothing contained herein shall limit the Seller’s rights and remedies against Buyer with respect to any indemnity obligation of Buyer under this Contract.

b.
Specific Performance. Seller may enforce specific performance of Buyer’s obligations under this Contract. If title to the Property is awarded to Buyer, the conveyance will be subject to the matters stated in the Title Commitment.

c.
In no event shall Buyer be liable to Seller for any damages, including, without limitation, any actual, punitive, speculative or consequential damages or damages for loss of opportunity or lost profit, in the event of Buyer’s Default hereunder.

3.           Attorney’s Fees. If either party retains an attorney to enforce this Contract, the party prevailing in litigation/arbitration shall be entitled to an award of its reasonable attorney’s fees and court and other costs.

L.           Special Conditions.

1.           The Closing of this Contract is conditioned upon the execution by Buyer and Seller of a Lease Agreement at Closing, the terms of which shall be mutually agreeable to both Buyer and Seller, for approximately 12.5 acres of the Property.

2.           The Closing of this Contract is expressly conditioned upon Seller receiving all necessary and required corporate, shareholder and/or board approval, together with any required approvals or consents of the Securities and Exchange Commission.  In the event Seller has not received the requisite corporate, shareholder, board and/or Securities and Exchange Commission approvals or consents on or before the date of Closing, such Closing date automatically shall be extended for an additional thirty (30) day period.  In no event shall the failure of Seller to obtain any such approvals or consents be a Seller’s Default under this Agreement provided however,   if the Seller fails to obtain any such approvals or consents by the Closing, as extended, this Contract shall terminate in accordance with Section K.1.a. herein.

M.           Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the Effective Date and as of the Closing Date, as applicable, that (a) Buyer is a limited partnership duly organized and validly existing under the laws of the State of Texas; (b) Buyer has the full right, power and authority to enter into this Contract and to consummate the transactions contemplated herein; and (c) this Contract constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

N.           Miscellaneous Provisions

1.           Notices.   Any notice required by or permitted under this Contract must be in writing. Any notice required by this Contract will be deemed to be delivered (whether actually received or not) two (2) days after being deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, and addressed to the intended recipient at the address shown in this Contract on page 1. Notice may also be given by regular mail, personal delivery, courier delivery, facsimile transmission, electronic mail, or other commercially reasonable means and will be effective when actually received (or in the case of facsimile notices when the party sending such facsimile has a confirmation that such facsimile has been successfully transmitted). Any address for notice may be changed by written notice delivered as provided herein. Copies of each notice must be given by one of these methods to the attorney of the party to whom notice is given if such attorney notice address is shown on page 1 of this Contract.

2.           Entire Contract.   This Contract, together with its exhibits, and any closing documents delivered at Closing constitute the entire agreement of the parties concerning the sale of the Property by Seller to Buyer. There are no oral representations, warranties, agreements, or promises pertaining to the sale of the Property by Seller to Buyer not incorporated in writing in this Contract.

3.           Amendment.   This Contract may be amended only by an instrument in writing signed by the parties.

4.           Assignment.   Buyer may assign this Contract and Buyer’s rights under it only to an entity in which Buyer possesses, directly or indirectly, the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities or otherwise, and any other assignment is void. No such assignment will relieve Buyer of its obligations under this Contract, and Buyer and the assignee will be jointly and severally liable for the performance of such obligations after any such assignment. This contract binds, benefits, and may be enforced by the parties and their respective heirs, successors, and permitted assigns.

5.           Survival. Except as otherwise expressly provided herein, no representations, warranties, covenants or agreements contained in this Contract shall survive the termination of this Contract or the Closing and the sale of the Property hereunder.

6.           Choice of Law; Venue; Alternative Dispute Resolution.   This Contract will be construed under the laws of the state of Texas, without regard to choice-of-law rules of any jurisdiction. Venue is in Dallas County, except as otherwise provided by applicable law.

7.           Waiver of Default.   It is not a waiver of default if the nondefaulting party fails to declare immediately a default or delays taking any action with respect to the default.

8.           No Third-Party Beneficiaries.   There are no third-party beneficiaries of this Contract.

9.           Severability.   The provisions of this Contract are severable. If a court of competent jurisdiction finds that any provision of this Contract is unenforceable, the remaining provisions will remain in effect without the unenforceable parts.

10.           Ambiguities Not to Be Construed against Party Who Drafted Contract.   The rule of construction that ambiguities in a document will be construed against the party who drafted it will not be applied in interpreting this Contract.

11.           No Special Relationship.   The parties’ relationship is an ordinary commercial relationship, and they do not intend to create the relationship of principal and agent, partnership, joint venture, or any other special relationship.

12.           Counterparts.   If this Contract is executed in multiple counterparts, all counterparts taken together will constitute this contract.

13.           Confidentiality.   The parties will keep confidential this Contract, this transaction, and all information learned in the course of this transaction, except to the extent disclosure is required by law or court order or to enable third parties to advise or assist Buyer to investigate and inspect the Property or either party to close this transaction.

14.           Captions.  The captions, headings and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

15.           Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

16.           Abstract.  Buyer acknowledges that at the time of the execution of this Contract, the Seller advised Buyer by this writing that Buyer should have an abstract covering the parcels examined by an attorney of Buyer’s own selection or should be furnished with or obtain a policy of title insurance.

17.           Mandatory Arbitration.  Notwithstanding anything contained in this Contract, the parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit D attached hereto and made a part hereof for all purposes.  Each of Seller and Buyer hereby waives the right to commence an action in connection with this Contract in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit D.  The waiver in this Section N (17) will not prevent Seller or Buyer from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein.

18.           Water Code Notice.  If the Property is situated within a utility district or flood control district subject to the provisions of Section 50.301, Texas Water Code, then at or prior to the Closing, Seller agrees to give Buyer the required written notice and Buyer agrees to acknowledge the receipt of the notice in writing.  Said notice shall set forth the tax rate, standby fees and the bonded indebtedness of the district.

19.           Extra-Territorial Jurisdiction.  If the Property is located outside the limits of a municipality, the Property may now or later be included in the extra-territorial jurisdiction (“ETJ”) of a municipality and may now or later be subject to annexation by the municipality.  Each municipality maintains a map that depicts its boundaries and ETJ.  To determine if the Property is located within a municipality’s ETJ, Buyer should contact all municipalities located in the general proximity of the Property for further information.

20.           Gulf Intracostal Waterway.  If the Property is situated seaward of the Gulf Intracoastal Waterway subject to the provisions of Section 61.025, Texas Natural Resources Code, then at or prior to the execution of this Contract, Seller agrees to give Buyer the required written notice and Buyer agrees to acknowledge the receipt of the notice in writing.

21.           Tidally Submerged Lands.  If the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the State of Texas subject to the provisions of Section 33.135, Texas Natural Resources Code, then at or prior to the execution of this Contract, Seller agrees to give Buyer the required written notice and Buyer agrees to acknowledge the receipt of the notice in writing.

SELLERS:

Vista International Technologies, Inc., a Delaware corporation

By:	/s/ Brad A. Ripps
Name:	Brad A. Ripps
Title”	Chief Executive Officer
Date:	2-14-11

BUYER:

BROWN LEWISVILLE RAILROAD FAMILY FIRST, L.P.

By:	BLRR Management, LLC
Its:	General Partner

	By:	/s/ Mason C. Brown
Mason C. Brown, President

	Date:	2-11-2011

TITLE COMPANY AGREEMENT AND RECEIPT

On this 17th day of  February, 2011, the Title Company named in the foregoing Contract, hereby acknowledges receipt of (3 counterparts of this Contract executed by Seller and Buyer and the Earnest Money in the amount of $ 25,000.00  and Title Company hereby agrees to act as the Title Company in accordance with the terms of this Contract.

Chicago Title Company.

By:	/s/ Joycelyn Armstrong
Name:	Joycelyn Armstrong
Title:	Commercial Escrow Officer

Exhibit A

Description of the Land

Legal Property Description:

TRACT 1:

BEING a tract of land situated in Dallas County, Texas, and being that certain Tract 16 of Josiah G. Beatty Survey, recorded as Abstract 101, Sheet 2 of the Map Records of Dallas County, Texas and being more particularly described as follows:

COMMENCING at an iron rod found at the Southeast corner of Josiah G. Beatty Survey Plat, the said iron rod being 32.5 feet from a railroad spike found at the center line of Fulghum Road;

THENCE South 60 degrees 05 minutes West along the North line of Fulghum Road 1,407.78 feet (Plat: 1,405.08 feet) to an iron pipe found for the tract corner at the PLACE OF BEGINNING;

THENCE North 30 degrees West 1,118.7 feet to an iron rod set for corner;

THENCE North 60 degrees 15 minutes East (formerly North 60 degrees 30 feet East recorded) 350.60 feet to an iron rod set for corner;

THENCE South 30 feet East 1,117.7 feet to an iron rod set for corner;

THENCE South 60 degrees 05 minutes West 350.60 feet with the North line of Fulghum Road to the PLACE OF BEGINNING, and containing 9 acres of land, more or less.

The above described property has been heretofore described as, and is the same property as, the following land:

BEGINNING at an iron stake on the North line of land 1,052.88 feet from the lower Northeast corner of the Frank C Slay 139.93 acre tract the dedication of which was filed for record in the Deed Records of Dallas County, Texas on October 22, 1945;

THENCE, South 30 degrees East 1,117.7 feet to an iron stake on the North line of the Fulghum public road;

THENCE, South 60 degrees 05 minutes West with the North Line of said road, 350.60 feet to an iron stake;

THENCE, North 30 degrees West 1,118.7 feet to an iron stake on the lower North line of said tract;

THENCE, North 60 degrees 30 minutes East with the fence on the North line of said tract, 350.60 feet to the PLACE OF BEGINNING, and generally known as Tract 16 "Nine-O-Diamonds" of the unrecorded plat of Black Gold Plantations Addition.

TRACT 2:

All that certain tract or parcel containing 17.9 acres of land in the J.C. Beatty Survey, A-101, Dallas County, Texas, called to be Tract No. 17, and Tract No. 18, of Black Gold Plantations Addition, an unrecorded subdivision, said 17.9 acres being more particularly described by metes and bounds as follows, to wit:

BEGINNING at a ½ inch iron pipe found 2.0 feet Northwest of a fence corner in the Northwest right of way (R-O-W) line of Fulghum Road (a county road called to be 60 feet wide but fenced 65 feet wide) called to be the Southwest corner of the aforementioned Tract 17 and Northeast corner of Tract 16, said beginning point being located Northeasterly 3.640 feet along said Northwest R-O-W line from its intersection with the center of Interstate Highway No. 45;

THENCE departing Fulghum Road, North 30 degrees 00 minutes 00 seconds West 1,115.41 feet along a line called to be the common line of Tract 16 and 17 (fence meanders from zero to 2.3 feet Northeast ) to a ½ inch iron pipe found at a fence corner for Northwest corner;

THENCE North 60 degrees 23 minutes 03 seconds East 702.30 feet (fence meanders from zero to 1.1 foot Northwest) to a ½ inch iron pipe found at a fence corner for the Northeast corner;

THENCE South 30 degrees 00 minutes 00 seconds East along a line called to be the common line of Tract 18 and 19 (fence meanders from 2.2 feet Northeast 0.6 foot Southwest) at 359 feet a power pole lies 1.6 foot Northeast, at 1,060 feet a power pole lies 0.8 foot Northeast, and continuing for a distance in all of 1,107.53 feet to a 5/8 inch iron rod set 1.8 feet Northeast of a gate post for Southeast corner in the Northwest R-O-W of Fulghum Road;

THENCE South 59 degrees 45 minutes 00 seconds West 702.79 feet along the Northwest R-O-W line of Fulghum Road (parallel and generally two feet Northwest of a line of power poles and a fence) to the PLACE OF BEGINNING and containing 17.9 acres of land.

Exhibit B

This document is prepared by and please return to:
___________________
___________________
____________________

SPECIAL WARRANTY DEED

STATE OF ____________	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF __________	§

____________________________________, a ____________________ (hereinafter called “Grantor”), for and in consideration of the sum of TEN AND No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by  ______________________, a ______________  (hereinafter called “Grantee”), whose mailing address is ______________________________________, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, SOLD AND CONVEYED and by these presents does GRANT, SELL AND CONVEY unto Grantee that certain tract or parcel of land situated in ______________ County, _____________, and more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, together with Grantor’s rights and interests in all improvements, structures and fixtures located thereon and all rights, titles and interests of Grantor appurtenant thereto (all of the above-described properties being hereinafter collectively referred to as the “Property”).  This conveyance is made and accepted subject to (a) general real estate taxes on the Property for the current year which Grantee assumes and agrees to pay, (b) zoning laws and regulations and ordinances of municipal and other governmental authorities, if any, affecting the Property, and (c) all matters of record, including, without limitation, the matters set forth on Exhibit B attached hereto and made a part hereof for all purposes (all of the foregoing being hereinafter collectively referred to as the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise, subject, however, to the Permitted Exceptions.

Current ad valorem taxes on the Property having been prorated, Grantee hereby assumes the payment thereof.

IN WITNESS WHEREOF, this Special Warranty Deed is executed by Grantor to be effective for all purposes as of the _____ day of _____________, 2011.

GRANTOR:

Vista International Technologies, Inc., a _______________ corporation

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

           This instrument was acknowledged before me on this _____ day of ___________, 2011, by __________________, ________________ of Vista International Technologies, Inc., known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

Notary Public, State of Texas

My Commission Expires:

Printed Name of Notary Public

GRANTEE’S ADDRESS:

EXHIBIT A
TO
SPECIAL WARRANTY DEED

PROPERTY DESCRIPTION

[Attach legal description of the Property]

EXHIBIT B
TO
SPECIAL WARRANTY DEED

PERMITTED EXCEPTIONS

[Attach list of Permitted Exceptions created
in accordance with the terms of the Contract]

EXHIBIT C

NON-FOREIGN AFFIDAVIT

STATE OF ____________	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF __________	§

           On this date, __________________________, a ___________________________ (“Seller”), has sold and conveyed certain real property situated in ______________ County, _____________, to _______________________, a ______________  (“Buyer”).  Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is a foreign person.  To inform Buyer that withholding of tax is not required upon the disposition of a U.S. Real Property Interest by Seller, the undersigned hereby certifies the following on behalf of Seller:

            1.Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

            2.Seller’s U.S. Employer Identification Number is ______________; and

            3.Seller’s office address is ___________________________________.

           Seller agrees to inform Buyer if it becomes a foreign person at any time during the three year period immediately following the date of this notice.

           Seller understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

           Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

           Executed this ______ day of ______________, 2011.

SELLER:

Vista International Technologies, Inc., a _________corporation

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

           This instrument was acknowledged before me on this _____ day of ___________, 2011, by __________________, ________________ of Vista International Technologies, Inc., known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

Notary Public, State of Texas

My Commission Expires:

Printed Name of Notary Public

EXHIBIT D

MANDATORY ARBITRATION

              The parties have agreed to submit disputes to mandatory arbitration in accordance with the following provisions:

A.General.  Any dispute among Seller and Buyer as to the interpretation of any provision of this Contract or the rights or obligations of any party hereunder shall be resolved through binding arbitration as hereinafter provided in Dallas, Texas and shall be brought within the time period provided for in the Agreement,; or if silent, within the applicable statute of limitations period.

B.Selection of Arbitrator.  If arbitration is required to resolve a dispute among Seller and Buyer, a panel of three (3) arbitrators shall be convened.  Seller and Buyer shall each select one (1) arbitrator with at least five (5) years experience in commercial real estate in the Dallas, Texas area, and those two (2) arbitrators shall by agreement select a third (3rd) arbitrator having recognized expertise and at least five (5) years experience in commercial real estate in the Dallas, Texas area.

C.Rules of Arbitration.  The arbitrators selected pursuant to Section A above will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding.  The arbitrators may use the rules of AAA for commercial arbitration but are encouraged to adopt the rules the arbitrators deem appropriate to accomplish the arbitration in the quickest and least expensive manner possible.  .

D.Costs of Arbitration.  The  Arbitrators will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

E.Award of Arbitrators.  Any award made by the arbitrators shall be binding on Seller, Buyer and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

F.     Governing Law; Actual Damages; Etc.  In reaching any determination or award, the arbitrators shall apply the laws of the state in which the Property is located.  Except as permitted under Section D above, the arbitrators’ award will be limited to actual damages and will not include punitive or exemplary damages.  Nothing contained in this Contract will be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Contract.  All privileges under state and federal law, including, without limitation, attorney-client, work product and party communication privileges, shall be preserved and protected.